As filed with the Securities and Exchange Commission on June 14, 2001. Registration No. 333-_______
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 __________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 __________________
Metawave Communications Corporation (Exact name of Registrant as specified in its charter)
Delaware (State of incorporation)	91-1673152 (I.R.S. Employer Identification No.)
10735 Willows Road NE Redmond, WA 98052 (Address of principal executive offices) __________________
2001 Nonstatutory Stock Option Plan (Full title of the Plan) __________________

Robert H. Hunsberger
President and Chief Executive Officer
Metawave Communications Corporation
10735 Willows Road NE
Redmond, WA 98052
(425) 702-5600
(Name, address and telephone number, including area code, of agent for service)
__________________

Copy to: Mark J. Handfelt John W. Robertson Kirk Schumacher Venture Law Group A Professional Corporation 4750 Carillon Point Kirkland, CA 98033-7355 (425) 739-8700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

2001 Nonstatutory Stock Option Plan
Common Stock, $0.0001 par value	991,913 Shares	$2.50 (2)	$2,479,783	$620
Common Stock, $0.0001 par value	1,008,087 Shares	$3.98 (3)	$4,012,186	$1,003
TOTAL	2,000,000 Shares		$6,491,969	$1,623

_______________________

(1)     This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2)     Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average high and low sale prices of the Common Stock as reported on the Nasdaq National Market on June 12, 2001.

(3)     Computed in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. Computation based on the weighted average per share exercise price (rounded to nearest cent) of outstanding options under the referenced plan, the shares issuable under which are registered hereby.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

          The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

          (a)     Our Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 0-24673).

          (b)

               1.   Our definitive Proxy Statement dated April 30, 2001, filed in connection with our June 21, 2001 Annual Meeting of Stockholders (File No. 0-24673).

               2.   Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 (File No. 0-24673).

               3.   Our Current Reports on Form 8-K, filed with the SEC on January 23, 2001 (File No. 0-24673) and on May 16, 2001 (File No. 0-24673).

          (c)     The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") on April 21, 2000, (File No. 0-24673), including any amendment or report filed for the purpose of updating such description, (File No. 0-24673).

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.          Description of Securities.     Not applicable.

Item 5.          Interests of Named Experts and Counsel.     Not applicable.

Item 6.          Indemnification of Directors and Officers.

          The Registrant's Certificate of Incorporation reduces the liability of a director to the corporation or its shareholders for monetary damages for breaches of his or her fiduciary duty of care to the fullest extent permissible under Delaware law. The Bylaws of the Registrant further provide for indemnification of corporate agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors.

Item 7.          Exemption from Registration Claimed.     Not applicable.

Item 8.          Exhibits.

Exhibit Number
5.1	Opinion of Venture Law Group, a Professional Corporation.
23.1	Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1).
23.2	Consent of Arthur Andersen LLP, Independent Public Accountants
23.3	Consent of Ernst & Young, LLP, Independent Auditors.
24.1	Powers of Attorney (see p. 5).
99.1	2001 Nonstatutory Stock Option Plan

Item 9.          Undertakings.

          The undersigned Registrant hereby undertakes:

          (1)     to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)     that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)     to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant, Metawave Communications Corporation, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, State of Washington, on this 14th day of June, 2001.

METAWAVE COMMUNICATIONS CORPORATION
By: /s/ Kathryn Surace-Smith Kathryn Surace-Smith Vice President, General Counsel and Secretary

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kathy Surace-Smith and Robert H. Hunsberger, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

                    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Robert H. Hunsberger Robert H. Hunsberger	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 13, 2001

/s/ Stuart W. Fuhlendorf Stuart W. Fuhlendorf	Chief Financial Officer (Principal Financial and Accounting Officer)	June 14, 2001

______________________________ Douglas O. Reudink	Director	June __, 2001

/s/ Bandel L. Carano Bandel L. Carano	Director	June 13, 2001

/s/ Bruce C. Edwards Bruce C. Edwards	Director	June 13, 2001

______________________________ David R. Hathaway	Director	June __, 2001

______________________________ Scot B. Jarvis	Director	June __, 2001

/s/ Jennifer Gill Roberts Jennifer Gill Roberts	Director	June 13, 2001

/s/ David A. Twyver David A. Twyver	Director	June 13, 2001

INDEX TO EXHIBITS
Exhibit Number
5.1	Opinion of Venture Law Group, a Professional Corporation.
23.1	Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1).
23.2	Consent of Arthur Andersen LLP, Independent Public Accountants.
23.3	Consent of Ernst & Young, LLP, Independent Auditors.
24.1	Powers of Attorney (see p. 5).
99.1	2001 Nonstatutory Stock Option Plan